                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


                                      among


                         TACC INTERNATIONAL CORPORATION


                            AMERICAN CHEMICAL COMPANY


                                       and


                           COHESANT TECHNOLOGIES INC.


                                November 30, 1997

                                TABLE OF CONTENTS
                                -----------------

                                                                                           Page
                                                                                           ----

ARTICLE I-PURCHASE AND SALE...................................................................5
         SECTION 1.01  Transfer of Assets.....................................................5
         SECTION 1.02  Assumption of Liabilities..............................................6
         SECTION 1.03  Purchase Price; Allocation of Purchase Price...........................7
         SECTION 1.04  Post-Closing Adjustments...............................................8
         SECTION 1.05  Closing................................................................9
         SECTION 1.06  Further Assurances....................................................11

ARTICLE II-REPRESENTATIONS AND WARRANTIES OF THE SELLERS.....................................11
         SECTION 2.01  Organization and Qualification........................................11
         SECTION 2.02  Corporate Power and Authority; Title..................................11
         SECTION 2.03  No Conflict...........................................................11
         SECTION 2.04  Financial Statements..................................................12
         SECTION 2.05  Absence of Undisclosed Liabilities....................................13
         SECTION 2.06  Absence of Adverse Change; Conduct of Business........................13
         SECTION 2.07  Inventories...........................................................15
         SECTION 2.08  Environmental Matters.................................................15
         SECTION 2.09  Taxes.................................................................16
         SECTION 2.10  Litigation............................................................16
         SECTION 2.11  Certain Practices.....................................................17
         SECTION 2.12  Compliance with Law...................................................17
         SECTION 2.13  Licenses and Permits..................................................17
         SECTION 2.14  No Liens Arising From Employee Benefits...............................18
         SECTION 2.15  Insurance.............................................................18
         SECTION 2.16  Outstanding Commitments...............................................18
         SECTION 2.17  Intangibles and Intellectual Property.................................19
         SECTION 2.18  Significant Suppliers.................................................20
         SECTION 2.19  Significant Customers.................................................20
         SECTION 2.20  Governmental Approvals................................................20
         SECTION 2.21  Transactions With Affiliates..........................................21
         SECTION 2.22  No Broker or Finder...................................................21
         SECTION 2.23  Claims................................................................21
         SECTION 2.24  Disclosure............................................................21

ARTICLE III-REPRESENTATIONS AND WARRANTIES OF BUYER..........................................22
         SECTION 3.01  Organization..........................................................22
         SECTION 3.02  Buyer Power and Authority.............................................22
         SECTION 3.03  No Conflict...........................................................22
         SECTION 3.04  Litigation............................................................22

         SECTION 3.05  No Broker or Finder...................................................22

ARTICLE IV-COVENANTS OF THE SELLERS..........................................................23
         SECTION 4.01  Best Efforts Cooperation..............................................23
         SECTION 4.02  Access................................................................23
         SECTION 4.03  Insurance.............................................................23
         SECTION 4.04  Compliance with Laws..................................................23
         SECTION 4.05  Keeping of Books and Records..........................................24
         SECTION 4.06  Actions Prior to Closing..............................................24
         SECTION 4.07  Notice of Changes.....................................................24
         SECTION 4.08  Preservation of Business..............................................24
         SECTION 4.09  Litigation............................................................24
         SECTION 4.10  Continued Effectiveness of Representations and Warranties.............24
         SECTION 4.11  No Negotiations.......................................................25
         SECTION 4.12  Confidentiality.......................................................25
         SECTION 4.13  Regulatory and Other Authorizations; Consents.........................25
         SECTION 4.14  Risk of Loss..........................................................25
         SECTION 4.15  Sale of Name..........................................................26
         SECTION 4.16  Transfer of Formulations..............................................26

ARTICLE V-CONDITIONS TO THE BUYER'S OBLIGATIONS..............................................26
         SECTION 5.01  Consents and Approvals................................................26
         SECTION 5.02  Representations and Warranties to be True and Correct.................26
         SECTION 5.03  Performance...........................................................26
         SECTION 5.04  No Adverse Change.....................................................27
         SECTION 5.05  Opinion of Counsel....................................................27
         SECTION 5.06  Lien Obligations of the Company.......................................27
         SECTION 5.07  No Actions, Suits or Proceedings......................................27
         SECTION 5.08  Due Diligence Review..................................................27
         SECTION 5.09  Noncompetition Agreement..............................................27
         SECTION 5.10  Organizational Documents..............................................27
         SECTION 5.11  Good Standing; Qualification to do Business...........................28
         SECTION 5.12  Tolling Agreement.....................................................28

ARTICLE VI-CONDITIONS TO THE SELLER'S OBLIGATIONS............................................28
         SECTION 6.01  Representations and Warranties to be True and Correct.................28
         SECTION 6.02  Performance...........................................................28
         SECTION 6.03  No Actions, Suits or Proceedings......................................28
         SECTION 6.04  Organizational Documents..............................................29
         SECTION 6.05  Good Standing; Qualification to do Business...........................29
         SECTION 6.06  Tolling of Operations.................................................29
         SECTION 6.07  Buyer's Financial Condition...........................................29

ARTICLE VII-INDEMNIFICATION..................................................................29
         SECTION 7.01  Indemnification by Buyer..............................................29
         SECTION 7.02  Indemnification by the Sellers........................................30
         SECTION 7.03  Limitations on Indemnification........................................31
         SECTION 7.04  Claims for Indemnification............................................31
         SECTION 7.05  Miscellaneous.........................................................32

ARTICLE VIII-TERMINATION.....................................................................33
         SECTION 8.01  Termination...........................................................33
         SECTION 8.02  Effect of Termination.................................................34

ARTICLE IX-ADDITIONAL AGREEMENTS.............................................................35
         SECTION 9.01  Tax Matters...........................................................35
         SECTION 9.02  Payment of Liabilities................................................35
         SECTION 9.03  Bulk Sales Laws.......................................................36
         SECTION 9.04  Accounts Receivable...................................................36
         SECTION 9.05  Contact with Customers and Suppliers..................................36

ARTICLE X-MISCELLANEOUS......................................................................36
         SECTION 10.01  Notices..............................................................36
         SECTION 10.02  Entire Agreement.....................................................37
         SECTION 10.03  Modifications and Amendments.........................................38
         SECTION 10.04  Waivers and Consents.................................................38
         SECTION 10.05  Assignment...........................................................38
         SECTION 10.06  Parties in Interest..................................................38
         SECTION 10.07  Governing Law........................................................38
         SECTION 10.08  Jurisdiction and Service of Process..................................38
         SECTION 10.09  Severability.........................................................39
         SECTION 10.10  Interpretation.......................................................39
         SECTION 10.11  Headings and Captions................................................39
         SECTION 10.12  Enforcement..........................................................39
         SECTION 10.13  Reliance.............................................................40
         SECTION 10.14  Expenses.............................................................40
         SECTION 10.15  Survival.............................................................40
         SECTION 10.16  Announcements........................................................40
         SECTION 10.17  Counterparts.........................................................40

EXHIBITS ....................................................................................42

SCHEDULES....................................................................................43

                            ASSET PURCHASE AGREEMENT
                            ------------------------


         This Asset Purchase Agreement (this "Agreement") is entered as of November 30, 1997, by and among TACC International Corporation, a Delaware corporation (the "Buyer"), American Chemical Company, a Missouri corporation (the "Company"), and Cohesant Technologies Inc., a Delaware corporation (the "Parent" and together with the Company, the "Sellers").

         WHEREAS, the Company is engaged in the business of manufacturing, distributing, developing, marketing and selling certain adhesives, sealants, and coatings (the "Business");

         WHEREAS, the Parent owns all of the outstanding capital stock (or securities or rights convertible into capital stock) of the Company; and

         WHEREAS, the Company desires to sell to Buyer, and Buyer desires to purchase from the Company, certain assets used in the Business on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and Sellers hereby agree as follows:


                                    ARTICLE I
                                    ---------

                                PURCHASE AND SALE
                                -----------------

         SECTION 1.01 TRANSFER OF ASSETS. On the terms and subject to the conditions of this Agreement, the Company agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from the Company, on the Closing Date (as hereinafter defined) the following assets owned by the Company or in which the Company has a right or interest, as the same shall exist at the close of business on the Closing Date (the assets being transferred hereunder are collectively referred to as the "Assets"):

         (a) To the extent their transfer is permitted by law or by contract, all right, title and interest in and to the permits and licenses and third party qualifications and approvals relating to the Assets listed on SCHEDULE 2.13 (the "Approvals");

         (b) All Claims, causes of action, chose in action, rights of recovery and rights of set-off of any kind to the extent transferable (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of inventory), pertaining to, arising out of, and inuring to the benefit of the Company in connection with the Business;

         (c) All of the Company's inventory of samples, finished goods, raw materials, packaging materials and shipping and other supplies with respect to the Business which are good and usable within 120 days after the Closing (or, in the case of packaging materials only, 180 days), together with such additional inventories, if any, as Buyer elects to purchase (collectively, the "Purchased Inventory");

         (d) All rights, title and interest of the Company in, to and under the Intellectual Property (as defined in Section 2.18 below), including, but not limited to, product formulations, and the trade names "KINGCO", "King Adhesives", "American Chemical", "MagicNails" and "GlenKote", and all goodwill associated therewith (the "Intangible Assets");

         (e) All invoices, shipping records, sales cost production records, customer and supplier lists, correspondence and other documents, records and files relating to customers or suppliers and all computer software and programs to the extent transferable and any rights thereto owned, associated with or employed by the Company or used in, or relating to, the Business;

         (f) All personnel records of those individuals, if any, hired by the Buyer; and

         (g) All sales and promotional literature, customer lists and other sales-related materials owned, used, associated with or employed by the Business.

         At Closing, the Assets shall be conveyed to the Buyer free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever (collectively, "Claims") or encumbrances pursuant to a Bill of Sale in the form of EXHIBIT 1.01(a) attached hereto and other instruments of transfer reasonably requested by the Buyer.

         SECTION 1.02 ASSUMPTION OF LIABILITIES.

         (a) The only obligations and liabilities to be assumed by the Buyer in connection with its acquisition of the Assets are the obligations of the Company under those sales representative agreements specifically listed on SCHEDULE 1.02(a) (the "Sales Rep Agreements"), together with the other agreements listed on Schedule 1.02(a) (collectively, the "Assumed Contracts"). The Buyer is not assuming any other obligations or liabilities of the Sellers hereunder. These other assumed contracts include only the obligation under Paragraph 2 of the Agreement for Settlement of Dispute, dated October 3, 1991 and the month-to-month public warehouse leases.

         (b) The Buyer shall not assume or be responsible for any Excluded Liability and the Company and/or the Parent, as the case may be, shall promptly pay or shall cause their affiliates to pay for all Excluded Liabilities as they become due and payable. "Excluded Liability" means any liability or obligation of the Company or the Parent, or with respect to the Business or the Assets whatsoever, except for those liabilities incurred by the Buyer in connection with the ownership of the Assets after the Closing Date, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether existing as of the date hereof or arising out of any act or omission occurring on or before the Closing Date and whether or not disclosed on any Schedule or Exhibit hereto, including, without limiting the generality of the foregoing, the following:

                  (i) all Taxes (as defined in Section 2.09) imposed or hereafter owed by the Company, the Parent or any of the other subsidiaries of the Parent, or attributable to the Business or the Assets, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

                  (ii) all liabilities and obligations relating to employees of the Company and any employee benefit plans and other employee matters;

                  (iii) breaches or defaults or events that occurred with respect to products sold or services provided (including, without limitation, any product liability or claim for injury) by or on behalf of the Company prior to the Closing Date ("Product Liability Claims");

                  (iv) all accounts payable of the Company;

                  (v) any environmental liability or obligation of the Sellers, whether now in existence or hereafter arising, including, but not limited to those arising from the EnviroChem Sites, the Great Lakes Asphalt Site or any other site, as defined in and further described on
         SCHEDULE 2.08; and

                  (vi) any amounts payable as of the Closing Date under any of the Sales Rep Agreements or other Assumed Contracts relating to services provided prior to the Closing Date;

                  (vii) all liabilities and obligations arising from any action, claim, proceeding, arbitration or governmental inquiry;

                  (viii) all liabilities, obligations, damages, costs and expenses payable to judgment creditors or other third parties, including, but not limited to, those resulting from the verdict rendered in and subsequent settlement of the case of AMERICAN CHEMICAL CO. v. SUPERIOR COATINGS, INC., No. 912-00332, Missouri Circuit Court, 22nd Judicial Circuit (1997) (collectively, the "Superior Coatings Verdict"); and

                  (ix) all other liabilities or obligations of the Company, contingent or otherwise, relating to or arising out of the ownership of the Assets prior to the Closing Date or the operation or conduct of the Business, including, without limitation, all sums due or other liabilities payable to Parent or any of Parent's affiliates.

         The parties hereto acknowledge that the Buyer shall not be obligated to offer to hire any employees of or consultants to the Company or any of its subsidiaries or affiliates.

         SECTION 1.03  PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE.

         (a) In consideration of the transfer, conveyance and assignment by the Company to the Buyer of the Assets to be sold and the execution of the additional related agreements specified in this Agreement, Buyer agrees that the aggregate purchase price (the "Purchase Price") shall be the sum of the following:

                  (i) The value of the Purchased Inventory determined at the lower of cost or market in accordance with GAAP; plus

                  (ii) Three Hundred Fifty Thousand Dollars ($350,000) for the Intangible Assets.

         On the Closing Date, or on such prior date as the parties shall mutually agree, the parties shall estimate the Closing Date value of the Purchased Inventory (the "Preliminary Value").

         (b) The Purchase Price (based on the Preliminary Value) shall be paid to the Company at the Closing in cash, provided, however, that (i) only ninety percent (90%) of the value of the Purchased Inventory shall be paid at Closing (with the balance paid pursuant to Section 1.04 hereof) and (ii) Three Hundred Thousand Dollars ($300,000) of the Purchase Price shall be payable pursuant to a three (3) year promissory note with interest at the fixed rate of eight percent (8%) per annum in the form attached hereto as EXHIBIT 1.03(b)(ii) (the "Promissory Note"). The Promissory Note shall be payable as follows:

            (i) interest only, paid quarterly in arrears, through December 31, 1998,

            (ii)  a principal payment of $100,000 on December 31, 1998, and

            (iii) thereafter in eight (8) equal quarterly installments of principal and interest commencing on March 31, 1999 with the last payment due December 31, 2000.

         (c) For all tax purposes, the Buyer and the Sellers agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, and agree that none of them will take any position inconsistent therewith in any tax return, in any refund claim, in any litigation, or otherwise.

         SECTION 1.04 POST-CLOSING ADJUSTMENTS. The Purchase Price shall be subject to adjustment as follows:

         (a) The Company shall cause to be taken a physical count of the Purchased Inventory as of the Closing Date and the Buyer shall have the right, at its expense, to observe or have its representatives observe such physical count. Such count will be used as the definitive basis for the

Purchased Inventory quantities for purposes of the Closing Inventory Statement (as such term is defined below). The Company shall cooperate with the Buyer in connection with taking such physical count prior to the Closing Date, including, without limitation, to stop production during the taking of the physical count and to have the employees of the Company, at the Company's expense, organize the inventory and take the physical count thereof.

         (b) Within a period of sixty (60) days after the Closing Date, Grant Thornton LLP (the "Accountant") shall cause to be prepared and delivered to the Buyer and the Sellers a statement of the Net Asset Value purchased hereunder (the "Closing Inventory Statement") prepared in accordance with generally accepted accounting principles ("GAAP") except as otherwise provided herein. "Net Asset Value" means an amount equal to the sum of (i) the Purchased Inventory determined in accordance with GAAP on a basis consistent with the Statements (as such term is defined in Section 2.04 herein) as of the Closing Date, provided, however, that the Purchased Inventory shall be valued at the lower of cost or market, determined on a first-in, first-out basis, with market being determined based on the inventory being good and saleable within one hundred twenty (120) days of the Closing Date, and (ii) $350,000 for the Intangible Assets. The Buyer and the Accountant shall have reasonable access during normal business hours to all of the Company's current accountant's books, records and work papers containing financial information of the Company. The Company shall be entitled, at its cost and expense, to have its representative observe all procedures conducted by the Accountant at the Company's premises or warehouse locations. The fees and expenses of the Accountant shall be borne solely by the Buyer.

         The Closing Inventory Statement shall be conclusive and binding upon the parties hereto unless the Company or the Buyer objects in writing to any item or items shown on the Closing Inventory Statement within fifteen (15) days after delivery of the Closing Inventory Statement. Such writing, which shall be delivered to the Accountant and to the other parties, shall assert that the Closing Inventory Statement is in error specifying in reasonable detail the amount in dispute and the basis for such dispute. If the parties shall not agree within fifteen (15) days thereafter as to the amount, such amount or amounts shall be conclusively determined in accordance with this Agreement within thirty
(30) days by Ernst & Young (the "Arbiter") or, if the Arbiter does not accept such engagement, another of the six largest United States accounting firms, to be mutually agreed to by the parties hereto. The Arbiter shall only determine amounts that have been disputed in the manner provided herein. The fees and expenses of the Arbiter shall be borne proportionately by the Sellers, jointly and severally, on the one hand, and the Buyer, on the other hand, on the basis of the Arbiter's determination of the amounts in dispute and the relation thereof to such amounts respectively asserted by the Buyer and the Sellers to exist as of the Closing Date.

         (c) In the event that as of the Closing Date, the Net Asset Value as set forth on the Closing Inventory Statement as finally determined in the manner provided in Paragraph (b) above is less than or greater than the portion of the Purchase Price (based on the Preliminary Value) paid at the Closing; the Purchase Price shall be adjusted to reflect such decrease or increase, as the case may be, on a dollar for dollar basis. Any decrease will be promptly repaid by the Sellers, jointly and severally, to the Buyer in cash within five (5) business days thereafter. Any increase will be promptly paid by the Buyer to the Company in cash within five
(5) business days thereafter.

         (d) The Sellers shall jointly and severally promptly reimburse the Buyer for any and all of the Buyer's costs and expenses incurred in connection with returns of products sold by the Company on or prior to the Closing Date, including, without limitation, costs and expenses related to shipping, materials and refunds on credits, provided that the Sellers shall receive a credit for such returned products, to the limited extent that the Buyer is able to recover value through the resale of such returned products. Such reimbursement shall be made within ten (10) business days of the Company's receipt of an invoice therefore.

         SECTION 1.05 CLOSING. Upon the terms and subject to the conditions of this Agreement, the sale, transfer, conveyance and assignment of the Assets contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, Massachusetts at 10:00 A.M. Boston time on December 30, 1997, or at such other place or at such other time or on such other date as the Company and the Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

         At the Closing:

         (a) The Company shall deliver to the Buyer or cause to be delivered to the Buyer the following:

            (i) The Bill of Sale in the form attached hereto as EXHIBIT 1.01(a) and such other instruments of transfer and assignment, in form and substance satisfactory to the Buyer.

            (ii) An opinion of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., counsel to the Sellers, in the form attached hereto as EXHIBIT 5.05;

            (iii) All of the consents, approvals or authorizations of
                  Governmental Authorities (as such term is defined in Article
                  II) and other third parties, if any, necessary in connection with the consummation of the transactions contemplated hereby;

            (iv) The certificates and other documents and instruments required by Article V herein;

            (v) The Noncompetition Agreement among the Company, the Parent and the Buyer in the form attached hereto as EXHIBIT 5.10 (the "Noncompetition Agreement");

            (vi) The Tradename and Trademark Transfer Agreement in the form attached hereto as EXHIBIT 1.05;

            (vii) The Toll Manufacturing Agreement in the form attached hereto as EXHIBIT 5.12 (the "Tolling Agreement");

            (viii) An Assignment and Assumption of the Sales Rep Agreements and
                   Other Assumed Contracts.

         (b) Simultaneously with the execution hereof, the Buyer shall deliver or cause to be delivered to the Sellers:

            (i) The Purchase Price (based on the Preliminary Value) and $350,000 required pursuant to the Noncompetition Agreement, less the Promissory Note, shall be paid by the Buyer to the Company by wire transfer in accordance with wire transfer instructions provided by the Company to the Buyer at least two
                  (2) Business Days prior to the Closing Date;

            (ii)  The Noncompetition Agreement;

            (iii) The certificates and other documents and instruments required by Article VI hereto;

            (iv)  The Tradename and Trademark Transfer Agreement;

            (v)   The Tolling Agreement;

            (vi)  The Promissory Note;

            (vii) An Agreement and Assumption of the Sales Rep Agreement and
                  Other Assumed Contracts.

         SECTION 1.06 FURTHER ASSURANCES. At any time and from time to time after the date hereof and/or after the Closing Date, each of the parties hereto, at the request of any other party hereto and without further consideration, will execute and deliver such other instruments of sale, transfer, conveyance, assignment, confirmation and other instruments as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer and to confirm the Buyer's title to the Assets and to effectuate the transactions contemplated herein.

                                   ARTICLE II
                                   ----------

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                  ---------------------------------------------

         As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

         SECTION 2.01 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. The Company is not required to be licensed or qualified to transact business as a foreign corporation in any other jurisdiction. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         SECTION 2.02 CORPORATE POWER AND AUTHORITY; TITLE. The Company has all of the necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been conducted and as it is proposed to be conducted. Each of the Sellers has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by each of the Sellers. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by the Company and the Parent have been duly executed and delivered by, and constitute the legal, valid and binding obligation of the Company and the Parent enforceable against the Company and the Parent, as the case may be, in accordance with their terms. As of the Closing Date, the Company will have good and marketable title to the Assets, free and clear of all liens and encumbrances whatsoever.

         SECTION 2.03 NO CONFLICT. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby by the Sellers, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of any of the Sellers' Certificates of Incorporation, or By-Laws or any judgment, decree, order, statute or regulation applicable to the Company or the Parent, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of the Company or of the Parent or increase or otherwise affect the obligations of the Company or of the Parent under any law, rule, regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to the Company or the Parent or to the Company's or the Parent's ability to consummate the transactions contemplated hereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyer, (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Parent or (v) result in the creation of any Claim upon any of the Assets.

         SECTION 2.04 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 2.04 are the unaudited financial statements, including the income statements of the Company for the years ended November 30, 1996 and November 30, 1995, and the balance sheet and income statement for the ten month period ended September 30, 1997 (collectively the "Statements"). The Statements have been prepared in accordance with GAAP (exclusive of any footnotes) consistently applied and were prepared from the books and records of the Company, which books and records are complete and correct in all material respects and accurately reflect all transactions of the Business. The Statements fairly and accurately present the financial position of the Company as of the dates thereof and the results of its operations for the periods ended on the dates thereof and have been prepared in accordance with the Company's historical principles and practices consistently applied except as to the impairment reserves set forth on the September 30, 1997 balance sheet and related expense shown on the income statement. The Statements reflect reserves appropriate and adequate for all liabilities and anticipated losses as required by GAAP, except as noted therein and subject to normal year-end adjustments which are not material. Since the date of the September 30, 1997 Statement, (a) there has been no change in the assets, liabilities or financial condition of the assets of the Company from that reflected in the Statements except for changes in the ordinary course of business consistent with past practice and which have not been materially adverse and (b) none of the business, prospects, financial condition, operations, property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

         SECTION 2.05 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent of the amounts specifically reflected or reserved against in the Statements or as set forth on SCHEDULE 2.05, the Company has no liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice. The Sellers do not know of, and have no reason to know of, any basis for the assertion against the Company of any liability or obligation not fully reflected or reserved against in the Statements or incurred in the ordinary course of business and consistent with past practice since the date thereof.

         SECTION 2.06 ABSENCE OF ADVERSE CHANGE; CONDUCT OF BUSINESS. Except as disclosed on SCHEDULE 2.06, since September 30, 1997, the Company has carried on the Business only in the ordinary course and consistent with past practices and there has been no material adverse change in the Business and there is no condition or development or contingency of any kind existing or in prospect which, so far as reasonably can be foreseen by the Company, may result in any such material adverse change. Without limiting the foregoing, since September 30, 1997, there has not been, occurred or arisen:

         (a) Any damage, destruction or loss to any of the assets of the Company (whether tangible or intangible and whether or not covered by insurance) that, individually or in the aggregate, would have a material adverse effect on the business or prospects of the Business;

         (b) Any change in the business or operations of the Business including, without limitation, practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing; or in the manner of conducting the Business or sale or other disposition of any right, title or interest in or to any assets or properties used in the Business or any revenues derived therefrom other than in the ordinary course of business;

         (c) Any material adverse change in the Assets, Sales Rep Agreements, Business, operations or prospects of the Company or any binding commitments related to same in excess of $10,000 in any instance;

         (d) Any loan, advance, agreement, arrangement or transaction between the Company and any officers, employees or stockholders of the Company or its or their affiliates, or any business or entity in which the Company, its affiliates, officer or employee of either has any direct or indirect interest, except for compensation at rates not exceeding the rates of compensation in effect as of September 30, 1997, and advances made to employees of the Business for ordinary and customary business expenses in reasonable amounts in the ordinary course of the Business consistent with past practice;

         (e) Any sale, assignment or transfer of any of the Assets used by the Company except in a bona fide transaction to an unaffiliated party for fair value and in the ordinary course of business consistent with past practice, or cancellation of any debt or Claim owing to or owed by the Company;

         (f) Any sale, assignment, transfer or grant of any license or sublicense with respect to any trademark, trade name, service mark, copyright, trade secret or other intangible asset used or useful in the Business;

         (g) Any loans or the guarantee of any obligations of any person or entity, including any employees, officers or stockholders of the Company or its or their affiliates;

         (h) The creation or sufferance to exist of any Claims on the Assets;

         (i) Any institution, settlement or agreement to settle any litigation, action or proceeding before any person, entity or Governmental Authority relating to the Business or the Assets (excluding the Superior Coatings Verdict);

         (j) Any material transaction except in the ordinary course of business;

         (k) Any amendment or modification of, or waiver of any claim or right of substantial value under, any of the Assumed Contracts;

         (l) any writing up or writing down (or failure to write up or write down on a basis consistent with past practices of the Company) the value of any Purchased Inventory other than in the ordinary course of business consistent with past practices of the Company;

         (m) any change in any method of accounting or accounting practice or policy used by the Company;

         (n) any agreement to incur, assume or become subject to, any liabilities or obligations for returns or allowances, other than in the ordinary and usual course of business and consistent in nature of item and amount with past practice, or increased, or experienced any change in any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve;

         (o) any agreement to pay, discharge or satisfy, any payment, discharge or satisfaction of any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities and obligations reflected or reserved against in the Statements or incurred in the ordinary and usual course of business consistent with past practices;

         (p) any prepayment of any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred, or not paid, when due, any account payable, or sought the extension of the payment date of any account payable, other than any account payable which was (until paid) or is being contested in good faith; or

         (q) Any commitment (contingent or otherwise) to do any of the foregoing.

         SECTION 2.07 INVENTORIES. All of the Company's inventory reflected in the Statements or thereafter acquired (and not subsequently sold in the ordinary course of business) consist of items of quality and quantity usable or merchantable in the ordinary course of the Company's Business as first quality goods at prices at least equal to the amounts reflected in the Statements or, with respect to after-acquired inventory, at least equal to the cost thereof plus markups consistent with past practice. Each item of such inventory is valued in the Statements at the lower of cost or market in accordance with GAAP in accordance with historic inventory practices of the Company. Any item of the Purchased Inventory that is, at the Closing Date, obsolete, damaged or slow-moving (the "Slow-Moving Inventory") will be adequately reserved for on the Statements. The Purchased Inventory now in existence and thereafter acquired are expected to be used in the ordinary course of the Business within a period of four (4) months from the date hereof (six (6) months in the case of packaging materials), except for any Slow-Moving Inventory. The parties acknowledge Buyer is not required to purchase any Slow-Moving Inventory. The current level of inventories and supplies are at normal and adequate levels for the continuation of the Business in the ordinary course and consistent with the Company's past practices. The inventories do not and will not consist of any goods held on consignment. The Company is not under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of its customers other than in the ordinary course of business consistent with past practice and the policies of the Company. The Company has not committed and will not commit to acquire inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time consistent with past practice, nor has the Company changed or will change the price of any inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Company, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Company's past sale practices, and (iii) increases to reflect any increase in the cost thereof to the Company.

         SECTION 2.08 ENVIRONMENTAL MATTERS. (a) To the Sellers' knowledge, except as disclosed in Schedule 2.08 hereto:

                  (i) The Company and all real and leased property owned or operated by it, are in compliance with all applicable statutes, rules, regulations, orders, judgments and decrees of all federal, state and local governmental authorities relating to pollution or protection of human health or the environment ("Environmental Laws") and the Company is not in violation of Environmental Laws with respect to the premises in or near the real and leased property owned or operated by the Company; and

                  (ii) The Company has not released Substances into the environment in violation of Environmental Laws. The environment at the real or leased property is not contaminated with Substances in amounts or concentrations violative of Environmental Laws. Neither the real or leased property owned or operated by the Company, nor, any property to or at which the Company has arranged for transportation , treatment, storage, or disposal of a hazardous substance, as defined in any presently enacted Environmental Law, is listed or has been proposed for listing on the National Priorities List, 40 C.F.R. Part 300, Appendix B, or on similar lists established pursuant to state or other law. The term "Substances" shall mean any pollutant, contaminant, hazardous substance, hazardous material, oil (including petroleum or petroleum products, crude oil, natural gas or synthetic gas useable for fuel) hazardous waste or toxic waste, as defined in any presently enacted Environmental Law.

         (b) Except as disclosed in Schedule 2.08 hereto and except as would not reasonably be expected to result in a material adverse effect, the Company has obtained and holds and is in compliance with all registrations, permits, licenses, and approvals issued by or on behalf of any federal, state or local government body or agency ("Environmental Permits"), that are required under the Environmental Laws in connection with the discharge or emission of Substances from the facilities or plants operated by the Company or the generation, treatment, storage, transportation, or disposal of any such Substances, in each case as the facilities of the Company are currently operated. Such Environmental Permits are listed on Schedule 2.08 hereto. Except as disclosed in Schedule 2.08 hereto, the Sellers have not received written notice of any claim, action, suit, proceeding, hearing or investigation or of potential responsibility, based on or related to Environmental Laws with respect to the Company.

         SECTION 2.09 TAXES. All federal, state, local and foreign tax returns and tax reports required to be filed by the Company on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All taxes including, without limitation, income, accumulated earnings, property, sales, use, franchise, value added, fuel, employees' income withholding and social security taxes ("Taxes"),
(i) which have become due or payable and all interest and penalties thereon, whether disputed or not, have been paid in full and (ii) which are required to be collected or withheld by the Company have been so collected or withheld. All deposits required by law to be made by the Company with respect to employees' withholding taxes have been duly made. The Company is not on the date hereof liable for the payment of any taxes and the Buyer shall have no liability for any taxes related to the ownership or operation of the Assets or the Company's Business prior to the date hereof. The Company has delivered to the Buyer true and complete copies of the Company's federal and state income tax returns for the three prior fiscal periods and all reports and results of federal and state income tax audits, if any, related thereto. The Company has not taken or failed to take any action which could create any tax lien on any of the Assets. Except as so reflected and provided for, no tax liabilities, disallowances, or assessments have been assessed or proposed which remain unpaid and, to the best knowledge of the Sellers, no fact or state of facts exists or has existed which would constitute the grounds for the assessment of any tax liability other than so reflected and provided for. No examinations of the Federal, state or other tax returns, forms or information of the Company are currently in progress or, to the best knowledge of the Sellers, are threatened. The Sellers have not given any waiver of extension of any period of limitation governing the time of assessment or collection of any Tax for any year which is still open for assessment or remains in effect.

         SECTION 2.10 LITIGATION. Except as set forth on SCHEDULE 2.10, there has not been in the five (5) years prior to the date hereof and there is not currently any (a) action, suit, claim, proceeding or investigation pending or, to the Sellers' knowledge, threatened against or affecting the Company (whether or not the Company is a party or prospective party thereto), at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) arbitration proceeding relating to the Company or (c) governmental inquiry pending or threatened against or involving the Company, and there is no basis for any of the foregoing. There are no outstanding orders, writs, judgments, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting the Company, and there are no facts or circumstances which may result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Company or the transactions contemplated hereby. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon them from any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as set forth on
SCHEDULE 2.10, there is no action or suit by the Company pending or threatened against others and there is no basis for any of the foregoing.

         SECTION 2.11 CERTAIN PRACTICES. Neither the Company nor any of the officers, directors or employees of the Company has, directly or indirectly, given or agreed to give any significant rebate, gift or similar benefit to any supplier, customer, governmental employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) which (i) could subject the Company or the Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not continued in the future, could have an adverse effect on the Business.

         SECTION 2.12 COMPLIANCE WITH LAW. The Company is not subject to any judgment, order, writ, injunction, or decree that adversely affects, individually or in the aggregate, its businesses, operations, properties, assets or condition (financial or otherwise). The Company has complied, in all material respects, with and is not in default under, any federal, state, local or foreign laws (whether statutory or otherwise), ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. There is no existing law, rule, regulation or order, and the Sellers are not aware of any proposed law, rule, regulation or order, whether federal, state, local or foreign which would prohibit or materially restrict Buyer from, or otherwise materially adversely affect the Buyer in conducting the Business in any jurisdiction in which such business is now conducted.

         SECTION 2.13 LICENSES AND PERMITS. SCHEDULE 2.13 contains a complete and accurate list and description of all licenses, permits, pending applications, consents, qualifications, approvals and authorizations of or from any public or governmental agency or other third-parties, used in or otherwise necessary for the operation of the Assets in the conduct of the Business (collectively, the "Permits"). Schedule 2.13 shall designate those Permits that may be validly transferred to the Buyer and those Permits, if any, that are not transferable. No other Permits are required in connection with the operation of the Assets. The Company has complied with all conditions and requirements imposed by the Permits and the Company has not received any notice of, and none of the Sellers have any reason to believe, that any appropriate authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist. The Company owns or has the right to use the Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of others and subject to no Claim, and each Permit is valid and in full force and effect, and will not be terminated or adversely affected by the transactions contemplated hereby.

         SECTION 2.14 NO LIENS ARISING FROM EMPLOYEE BENEFITS. No circumstance exists, or as a result of the consummation of the transactions contemplated by this Agreement, will exist that could result in the creation or existence of a lien on any of the Assets or the imposition of any tax, penalty or other liability on the Buyer or any assets of the Buyer under any provision of the Internal Revenue Code, ERISA, or any other law applicable to any employee benefit plan.

         SECTION 2.15  INSURANCE.

         (a) SCHEDULE 2.15 contains an accurate and complete list of all policies of casualty, general liability and products liability insurance owned or held by or beneficially for the Company. All such policies are in full force and effect and will not be canceled or modified by the Company prior to Closing without the express written consent of the Buyer (except to extend the maturity dates thereof), no premiums with respect thereto are past due and no notice of cancellation or termination has been received by the Company with respect to any such policy.

         (b) The aforesaid policies are sufficient for Company's compliance with all requirements of applicable law and of all agreements to which they are a party; are valid, outstanding and enforceable policies; are in amounts customarily deemed to be adequate and cover all risks customarily insured against by companies conducting businesses similar to the Business; and have been issued by reputable insurance companies which are in good standing, adequately capitalized and actively engaged in the insurance business. The insurance policies cover all incidents of loss which have occurred prior to the date hereof or which may occur resulting from the Company's products sold prior to the date hereof.

         SECTION 2.16 OUTSTANDING COMMITMENTS. SCHEDULE 2.16 sets forth a description of all existing contracts, agreements, commitments, licenses, purchase orders, powers of attorney and franchises (collectively "Agreements") relating to the Assets or the customers and suppliers of the Company. The Company has delivered or made available to the Buyer true, correct and complete copies of all of the Agreements specified on SCHEDULE 2.16 which are in writing, and SCHEDULE 2.16 contains an accurate and complete description of all Agreements which are not in writing. The Company has timely paid all amounts due as of the date hereof under each Agreement identified in SCHEDULE 2.16 and, to the best of its knowledge, the Company and each other party thereto have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any Agreement. The Company has no knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Company is a party. None of such Agreements has been terminated and the Company is not aware of any intention or right of any party to default another party to any such Agreement. There exists no actual or, to the knowledge the Company, threatened termination, cancellation or limitation of the business relationship of the Company with any party to any such Agreement.

         SECTION 2.17 INTANGIBLES AND INTELLECTUAL PROPERTY.

         (a) SCHEDULE 2.17 lists all Proprietary Rights (as such term is defined below) and sets forth any licenses related thereto and whether, where and when each such Proprietary Right has been registered or filed with the United States Patent and Trademark Office or the United States Copyright Office or the corresponding office of any other jurisdictions. The Company owns or has a valid right to use the Proprietary Rights being used and proposed to be used to conduct the Business as now conducted and as proposed to be conducted free and clear of any Claims. Except as specified on SCHEDULE 2.17, the Company has (i) no obligation to compensate any person or entity for the use of any such Proprietary Rights and (ii) not granted or assigned to, or become obligated to grant or assign to, any person or entity, including any affiliate of the Company, any license or other right to use any of the Proprietary Rights, or otherwise licensed from others the Proprietary Rights of third parties, whether or not requiring the payment of royalties or fees. All of the Proprietary Rights will be owned or available for use by the Buyer on identical terms and conditions immediately following the Closing Date.

         (b) Except as set forth on SCHEDULE 2.17(b), no Claims have been made or proceedings instituted or are pending or, to the best of the Company's knowledge, after due inquiry, threatened which challenge the validity of the ownership or use by the Company of any of the Proprietary Rights and, to the best of the Company's knowledge, after due inquiry, no facts or circumstances exist which would form the basis for such Claims or proceedings.

         (c) The Company has the unencumbered right to use, free and clear of any Claims, its Proprietary Rights. None of the Company's customer lists have been sold, leased, licensed or otherwise disclosed either in whole or in part to any person or entity and no person or entity has any right to use or interest in the customer list or any information therein.

         (d) The Company has no knowledge of the infringing use of any Proprietary Rights or the infringement of any such Proprietary Rights by any other person.

         (e) "Proprietary Rights" means (a) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, (b) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (c) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (d) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (e) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (f) copies and tangible embodiments of all the foregoing, in whatever form or medium, (g) issued patents and patent applications, (h) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (i) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Proprietary Rights hereinabove set out.

         SECTION 2.18 SIGNIFICANT SUPPLIERS. Set forth on SCHEDULE 2.18 is a list of the ten largest suppliers to the Company for the twelve-month period ended November 30, 1996 and for the eleven month period ended October 31, 1997, together with the amount of purchases attributable to such suppliers expressed in dollars and as a percentage of total purchases. No supplier, including, without limitation, the suppliers listed on SCHEDULE 2.18 which were significant to the Company during the past three years, has terminated, materially reduced or threatened to terminate or materially reduce its provision of merchandise or services to the Company. The Company has no reason to believe that the transactions contemplated hereby will adversely affect the existing relationship with any of the Company's suppliers.

         SECTION 2.19 SIGNIFICANT CUSTOMERS. Set forth on SCHEDULE 2.19 is a list of the ten largest customers of the Company for the twelve-month period ended November 30, 1996 and for the eleven month period ended October 31, 1997, together with the amount of purchases attributable to such customers expressed in dollars and as a percentage of total sales. No customer, including, without limitation, the customers listed on SCHEDULE 2.19 which were significant to the Company during the past three years, has terminated, materially reduced or threatened to terminate or materially reduce its purchases of the products or services of the Company. The Company has no reason to believe that the transactions contemplated hereby will adversely affect the existing relationship with any of the Company's customers. The Company has not participated in any trade programs, whether or not in the ordinary and usual course of business or consistent with past practice, which may result in Claims against the Company for money, credit or goods, including but not limited to bonuses, billback's in-house programs, accruals, other sales and commission incentives or allowances, discounts, returns, credits, allowances and contests.

         SECTION 2.20 GOVERNMENTAL APPROVALS. No registration or filing with, or consent or approval of or other action by, any Governmental Authority is or will be necessary for the valid execution, delivery and performance by either of the Sellers of this Agreement or the operation of the Business immediately after the Closing in a manner consistent with its operations as of the date hereof. "Governmental Authority" means any public body, governmental, administrative or regulatory authority, agency, instrumentality or commission, including courts of competent jurisdiction and arbitral tribunals, whether federal, state, local or foreign.

         SECTION 2.21 TRANSACTIONS WITH AFFILIATES. Except as set forth on
SCHEDULE 2.21, no director, officer or employee of the Company or the Parent, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with the Company.

         SECTION 2.22 NO BROKER OR FINDER. No broker, finder or other financial consultant has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the Buyer.

         SECTION 2.23 CLAIMS. The Company has not extended or granted any warranties whether express or implied, other than standard terms and conditions summarized in SCHEDULE 2.23. Except as set forth on SCHEDULE 2.23, neither of the Sellers has received any written notice, nor has any knowledge of any oral notice, of any claim (actual or threatened) in connection with any product manufactured, sold, leased or delivered by the Company other than Claims in the ordinary course of business and not in excess of $5,000 and, after due inquiry, none of the Sellers has knowledge of any fact or circumstance which would form the basis for any liability arising out of injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company. SCHEDULE 2.23 also sets forth each material pending claim against the Company in connection with any product manufactured, sold, leased or delivered by the Company.

         SECTION 2.24 DISCLOSURE. All documents and schedules delivered or to be delivered by or on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby are true, complete and correct. Neither the Company nor the Parent is aware of any facts pertaining to the Company, the Assets or the Business which is reasonably likely to have a material adverse effect on the Assets and the Business and which have not been disclosed in this Agreement, the Schedules or the Statements or otherwise disclosed to the Buyer by the Company or the Parent in writing. Neither this Agreement, nor any Schedule or other documents in connection herewith contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.


                                   ARTICLE III
                                   -----------

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         The Buyer represents and warrants to the Sellers as follows:

         SECTION 3.01 ORGANIZATION. The Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         SECTION 3.02 BUYER POWER AND AUTHORITY. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer and the documents contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Buyer. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by the Buyer have been duly executed and delivered by, and constitute the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms.

         SECTION 3.03 NO CONFLICT. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby by the Buyer, the consummation of the transactions contemplated hereby or thereby, nor the performance by the Buyer of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) conflict with or result in any breach of the Certificate of Incorporation, as amended, or By-Laws of the Buyer or any judgment, decree, order, statute or regulation applicable to the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which the Buyer is a party which would materially impair the Buyer's ability to consummate the transactions contemplated hereby or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer.

         SECTION 3.04 LITIGATION. There is no (a) action, suit, claim, proceeding or investigation pending or, to the best of the Buyer's knowledge, threatened against or affecting the Buyer (whether or not the Buyer is a party or prospective party thereto), at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) arbitration proceeding relating to the Company or (c) governmental inquiry pending or threatened against or involving the Buyer, which in each case would materially impair the Buyer's ability to consummate the transactions contemplated hereby.

         SECTION 3.05 NO BROKER OR FINDER. Other than Einhorn Associates, Inc. (whose fees shall be paid by the Buyer), no broker, finder or other financial consultant has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the Sellers.


                                   ARTICLE IV
                                   ----------

                            COVENANTS OF THE SELLERS
                            ------------------------

         The Sellers covenant and agree with the Buyer as follows:

         SECTION 4.01 BEST EFFORTS COOPERATION. The Sellers shall use their best efforts to perform and fulfill, all conditions and obligations to be fulfilled or performed by them hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

         SECTION 4.02 ACCESS. Until the Closing, the Company shall give the Buyer, its attorneys, accountants and other authorized representatives complete access, upon reasonable notice and at reasonable times, to each of the Company offices, properties, customers, suppliers, employees, products, technology, business and financial records, contracts, business plans, budgets and projections, agreements, commitments and other documents and information concerning the Company and persons employed by or doing business with the Company. Following the Closing, the Company shall provide the Buyer with access to any and all records relating to the Company which remain in the possession of accountants, attorneys and other third parties and which the Buyer may reasonably require to carry out the Business. In order that the Buyer may have full opportunity to make such examination and investigation as it may desire of the business and affairs of the Company, the Company will furnish the Buyer and its representatives during such period with all such information as such representatives may reasonably request and cause the respective officers, employees, consultants, agents, accountants and attorneys of the Company and the Parent to cooperate fully with the representatives of the Buyer in connection with such review and examination and to make full disclosure to the Buyer of all material facts affecting the Company's financial condition, business operations, properties and prospects; PROVIDED, however, that the Buyer will hold the documents and information concerning the Company confidential in accordance with the provisions of the Non-Competition Agreement and Letter of Intent, dated September 9, 1997, as amended.

         SECTION 4.03 INSURANCE. Until the Closing, the Company shall maintain with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

         SECTION 4.04 COMPLIANCE WITH LAWS. Until the Closing, the Company shall conduct the Business in compliance, in all material respects, with all applicable laws, rules, regulations and orders.

         SECTION 4.05 KEEPING OF BOOKS AND RECORDS. Until the Closing, the Company shall keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

         SECTION 4.06 ACTIONS PRIOR TO CLOSING. The Company shall conduct the Business pending the Closing only in the ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, the Company shall keep in full force and effect its insurance coverage, continue advertising its business in accordance with past practice, use reasonable best efforts to maintain in accordance with good business practice its present employees and its relationships with its suppliers and customers so that they will be preserved for the Buyer after the Closing, maintain its inventory at levels consistent with its past practices, and continue to pay its accounts payable and collect its accounts receivables in a manner consistent with its past practices.

         SECTION 4.07 NOTICE OF CHANGES. Until the Closing, the Sellers shall notify the Buyer of any material change in the business of the Company as soon as it becomes apparent to any of the Sellers that any such change has occurred or may occur.

         SECTION 4.08 PRESERVATION OF BUSINESS. Until the Closing, the Company will use reasonable best efforts to preserve the Company's business organization intact, and to preserve its goodwill. Without limiting the generality of the foregoing, the Company will, and the Parent will cause the Company to, timely perform all obligations required of the Company under the contracts and permits listed on the Schedules to this Agreement.

         SECTION 4.09 LITIGATION. The Sellers will promptly notify the Buyers of any lawsuits, Claims, proceedings or investigations which are threatened or commenced against or by the Company, the Sellers or their affiliates, or against any employee, consultant or director of the Company.

         SECTION 4.10 CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES. From the date hereof up to and including the Closing Date, (i) the Company will and the Parent will cause the Company to conduct the Business in a manner such that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except for changes and the consequences of events arising in the ordinary and usual course of business consistent with past practice after the date hereof and none of which would have an adverse effect on the properties, assets, operations or condition (financial or otherwise) or prospects of the Company or its Business; and (ii) the Sellers will advise the Buyer promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date which could cause any representations or warranty of the Sellers to become untrue in any material respect.

         SECTION 4.11 NO NEGOTIATIONS. Until the later to occur of December 31, 1997, or the termination of this Agreement in accordance with its terms, the Sellers shall not and shall not permit any of their respective officers, directors, employees, agents, or representatives to solicit, initiate or encourage inquiries or proposals, or conduct any negotiations, concerning any acquisition or purchase of all or any substantial portion of the Business, assets or capital stock of the Company; provided that the Sellers may solicit bidders for the equipment and real property of the Company. The Sellers shall immediately advise the Buyer of his, its or their receipt of any such inquiry or proposal. Each of the Sellers agree not to, without the prior written consent of the Buyer, release any person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party and agree to require the return of all confidential information that may have been provided to a third party involved with a potential sale or acquisition of the Company.

         SECTION 4.12 CONFIDENTIALITY. The Sellers agree not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company and the Business (whether such confidential information relates to the operation of the Business before or after the date hereof), including any trade or business secrets with respect to the Business and any technical or business materials that are confidential or proprietary, including without limitation information (whether in written, oral or machine-readable form) concerning: general business operations; methods of doing business; customer and supplier relations; advertising and promotion plans; financial information including costs, profits and sales; pricing and marketing strategies; names of suppliers, personnel and customers (including customer lists); software programs, however embodied; and information obtained by or given to the disclosing party about or belonging to third parties.

         SECTION 4.13 REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS. (a) The Sellers shall give promptly such notices to third parties and use their best efforts to obtain such third party consents as are necessary in connection with the transactions contemplated by this Agreement, including, without limitation, all necessary approvals from the Missouri Department of Environmental Protection in connection with the sale of the Assets and the Buyer's ability to operate the Business on and after the Closing Date.

         (b) The Buyer and the Sellers shall cooperate and use all reasonable efforts to assist each other in giving such notices and obtaining such consents; PROVIDED, HOWEVER, that the Buyer shall not have any obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which the Buyer in its sole and absolute discretion may deem adverse to the interests of the Buyer, the Company or the Business.

         SECTION 4.14 RISK OF LOSS. Prior to the Closing Date, the risk of loss or damage to or destruction of any or all of the Business or the Assets shall remain with the Company.

         SECTION 4.15 SALE OF NAME. On the Closing Date, the Company shall assign the name of "American Chemical Company" to the Buyer. The Company shall execute such applications to governmental authorities, consents and other documents and take such other action as the Buyer may reasonably request in order (a) to change the Company's corporate name to one not involving the use of the words "American Chemical Company" or "KINGCO", or any confusingly similar variation thereof, and not descriptive of, or related to, the Business thereafter being conducted by the Buyer with the Assets and (b) to enable the Buyer to use and register, as the Buyer may desire, such name and any variation thereof.

         SECTION 4.16 TRANSFER OF FORMULATIONS. On the date hereof, the Company shall provide to the Buyer copies of all product formulations necessary for the Buyer to immediately after the Closing Date commence production of any or all products of the Company. Buyer shall hold the formulations in confidence and shall return them to the Company and not utilize them in the event, for any reason, that the transaction contemplated by this Agreement fails to occur.


                                    ARTICLE V
                                    ---------

                      CONDITIONS TO THE BUYER'S OBLIGATIONS
                      -------------------------------------

         The obligation of the Buyer to pay the Purchase Price on the Closing Date and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by the Buyer in its sole discretion:

         SECTION 5.01 CONSENTS AND APPROVALS. The Buyer shall have received, each in form and substance reasonably satisfactory to the Buyer in its sole discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which the Buyer deems necessary for the consummation of the transactions contemplated by this Agreement.

         SECTION 5.02 REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. All of the representations and warranties of the Sellers contained in this Agreement or in any Schedules or other documents attached hereto or referred to herein or delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true, correct and complete in all material respects on and as of the Closing Date, as if made on and as of the Closing Date and the Sellers shall have executed and delivered to the Buyer a certificate, in form and substance reasonably satisfactory to the Buyer and its counsel, to such effect.

         SECTION 5.03 PERFORMANCE. The Sellers shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by each of them prior to or at the Closing Date. The Sellers shall have executed and delivered to the Buyer a certificate, in form and substance reasonably satisfactory to the Buyer and its counsel, in writing to such effect and to the further effect that all of the conditions set forth in this Article V have been satisfied.

         SECTION 5.04 NO ADVERSE CHANGE. There shall have been no material adverse change in the Business, assets, liabilities, operations, prospects, properties or condition, financial or otherwise, of the Company and no material transactions involving the Company shall have occurred prior to the Closing Date other than in the ordinary course of business.

         SECTION 5.05 OPINION OF COUNSEL. The Buyer shall have received the opinion of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., counsel to the Sellers, in substantially the form attached hereto as EXHIBIT 5.05 dated as of the Closing Date.

         SECTION 5.06 LIEN OBLIGATIONS OF THE COMPANY. All liens against the Assets shall have been released and appropriate UCC termination statements filed.

         SECTION 5.07 NO ACTIONS, SUITS OR PROCEEDINGS. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the knowledge of any of the parties to this Agreement, threatened, before any court or governmental body (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have a materially adverse effect on the Assets or the condition, financial or otherwise, or prospects of the Business. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Company or the Parent shall be pending, and neither the Company nor the Parent shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

         SECTION 5.08 DUE DILIGENCE REVIEW. The results of the Buyer's due diligence review, including, without limitation, the review of the all material documents and discussions with the Company's suppliers and customers, shall be satisfactory to the Buyer in its sole discretion. The due diligence review period shall end on December 19, 1997. Unless Buyer gives Sellers written notice of its intention to terminate this Agreement as a result of its due diligence on or prior to December 19, 1997, this condition shall be deemed waived.

         SECTION 5.09 NONCOMPETITION AGREEMENT. Each of the Company and the Parent shall have entered into the Noncompetition Agreement with the Buyer in the form attached hereto as EXHIBIT 5.09.

         SECTION 5.10 ORGANIZATIONAL DOCUMENTS. The Buyer shall have received a copy of (i) the Certificate of Incorporation, as amended (or similar organizational document), of the Company, certified by the Secretary of State of the jurisdiction in which the Company is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date; (ii) the By-laws (or similar organizational documents) of the Company, certified by the Secretary or Assistant Secretary of the Company stating that no amendments have been made to such By-laws; and (iii) such other closing documents as the Buyer may reasonably require.

         SECTION 5.11 GOOD STANDING; QUALIFICATION TO DO BUSINESS. The Buyer shall have received good standing certificates for the Company from the Secretary of State of the jurisdiction in which the Company is incorporated or organized and from the Secretary of State in each jurisdiction listed in
SCHEDULE 2.01, in each case dated not earlier than five Business Days prior to the Closing Date. The Buyer shall also have received a tax good standing certificate from the department of revenue of each jurisdiction in which the Company has filed a Return.

         SECTION 5.12 TOLLING AGREEMENT. The Company shall have entered into the Tolling Agreement with the Buyer.

                                   ARTICLE VI
                                   ----------

                     CONDITIONS TO THE SELLER'S OBLIGATIONS
                     --------------------------------------

         The obligation of the Company to sell the Assets to Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Sellers in their sole discretion:

         SECTION 6.01 REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The Buyer's representations and warranties contained in Article III shall be true, complete and correct in all material respects, on and as of the Closing Date, as if made on and as of such date, and the Buyer shall have delivered to the Sellers a certificate, in form and substance reasonably satisfactory to the Sellers and its counsel, to such effect.

         SECTION 6.02 PERFORMANCE. The Buyer shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Buyer shall have executed and delivered a certificate to the Sellers, in form and substance reasonably satisfactory to the Sellers and its counsel to such effect.

         SECTION 6.03 NO ACTIONS, SUITS OR PROCEEDINGS. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Buyer shall be pending, and the Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

         SECTION 6.04 ORGANIZATIONAL DOCUMENTS. The Sellers shall have received a copy of (i) the Certificate of Incorporation, as amended (or similar organizational document), of the Buyer, certified by the Secretary of State of the State of Delaware, as of a date not earlier than five business days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary to the Buyer, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date; (ii) the By-laws (or similar organizational documents) of the Buyer, certified by the Secretary or Assistant Secretary of the Company stating that no amendments have been made to such By-laws since such date; and (iii) such other Closing Documents as the Sellers may reasonably require.

         SECTION 6.05 GOOD STANDING; QUALIFICATION TO DO BUSINESS. The Sellers shall have received a good standing certificate for the Buyer from the Delaware Secretary of State.

         SECTION 6.06 TOLLING OF OPERATIONS. The Company shall enter into the Tolling Agreement with the Buyer.

         SECTION 6.07 BUYER'S FINANCIAL CONDITION. Buyer shall have furnished to Parent evidence, in such form as shall be reasonably acceptable to Parent, showing Buyer's ability to pay the Promissory Note. BUYER AGREES THAT SUCH EVIDENCE SHALL BE SUPPLEMENTED ON AN ANNUAL BASIS, UNTIL THE PROMISSORY NOTE IS PAID IN FULL.


                                   ARTICLE VII
                                   -----------

                                 INDEMNIFICATION
                                 ---------------

         SECTION 7.01 INDEMNIFICATION BY BUYER. The Buyer hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates (as such term is defined under Rule 405 of the Rules and Regulations of the Securities Act of 1933, as amended) and their respective officers, directors, employees, shareholders and agents of the foregoing, and their successors and assigns, from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character (hereinafter collectively referred to as "Damages") arising out of or in any manner incident, relating or attributable to:

         (a) Any inaccuracy in any representation or breach of warranty of the Buyer contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Buyer in connection with this Agreement or otherwise made or given in connection with this Agreement;

         (b) Any failure by the Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or under any certificates or other documents or agreements executed by the Buyer in connection with this Agreement; and

         (c) Any liability arising directly from Buyer's operation of the Assets after the Closing Date, subject to the terms and provisions of the Tolling Agreement.

         SECTION 7.02 INDEMNIFICATION BY THE SELLERS. Each of the Sellers agrees jointly and severally to indemnify, defend and hold harmless the Buyer and its Affiliates (as such term is defined under Rule 405 of the Rules and Regulations of the Securities Act of 1933, as amended) and the respective officers, directors, employees, shareholders and agents of the foregoing, and their successors and assigns from, against and with respect to any and all Damages arising out of or in any manner incident, relating or attributable to:

         (a) Any inaccuracy in any representation or breach of warranty of any of the Sellers contained in this Agreement or in any certificate, instrument of transfer or other document or agreement or any of the Sellers in connection with this Agreement or otherwise made or given in connection with this Agreement;

         (b) Any failure by any of the Sellers to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by any of them under this Agreement or under any certificates or other documents or agreements executed by any of the Sellers in connection with this Agreement;

         (c) Reliance by the Buyer on any books or records of the Company or reliance by the Buyer on any information furnished to the Buyer pursuant to this Agreement by any Seller;

         (d) The Excluded Liabilities;

         (e) The operation by the Company of the Assets prior to the Closing and all operations conducted by Seller with respect to the Business pre-closing and post-closing; and

         (f) The tolling obligations of the Company, subject to the terms of the Tolling Agreement.

         SECTION 7.03 LIMITATIONS ON INDEMNIFICATION. The provisions set forth in this Article VII shall not be subject to any time limitations generally governing this Agreement, except as specifically set forth in this Section 7.03 as follows:

         (a) TIME LIMITATION. (i) The indemnification obligations of Buyer contained in Section 7.01 shall expire on December 31, 1998, and (ii) the indemnification obligations of Sellers contained in Section 7.02 shall expire on December 31, 1998, except for the indemnity obligations arising out of a breach by Sellers of any representation and warranty contained in (i) Section 2.01 (Organization), Section 2.02 (Authority and Title), and Section 2.09 (Taxes) (collectively, the "Excluded Claims"), which shall have no time limitation and
(ii) Section 2.08 ("Environmental Claims") and "Product Liability Claims" which shall survive for a period of three (3) years following the Closing Date. The foregoing limitations shall not apply with respect to those pending Claims for indemnification for which written notice was given by the Indemnified Party to the Indemnifying Party on or prior to December 31, 1998 (December 31, 2000, in the case only of an Environmental Claim), which written notice shall have the effect of continuing the applicable indemnity obligations until such Claim(s) are resolved and all required payments in respect thereof, as applicable, are made.

         (b) DOLLAR LIMITATIONS. Except with respect to Excluded Claims and Excluded Liabilities (with respect to which there will be no "basket"), Buyer shall not be entitled to indemnification from Sellers, and Sellers shall not be required to pay to Buyer for, any Claims unless and until the aggregate amount of all Claims exceeds Twenty-Five Thousand Dollars ($25,000) (the "Basket

Amount"). In the event Buyer's Claims exceed the Basket Amount, subject to the limitations in paragraph (a) above, Buyer shall be entitled to indemnification for such Claims in excess of the Basket Amount; PROVIDED, FURTHER, that Sellers' aggregate liability for any Claims by Buyer (i.e., the amount of such Claims in excess of the Basket Amount) shall in no event exceed the unpaid principal amount and accrued interest on the Promissory Note (the "Cap"), except as to Excluded Claims and Environmental Claims which shall not be subject to the Cap.

         (c) OTHER LIMITATIONS. Notwithstanding anything contained in this
Article VII to the contrary, neither Sellers nor Buyer shall be liable for punitive damages.

         SECTION 7.04 CLAIMS FOR INDEMNIFICATION. In the event of the occurrence of any event which any party asserts is an identifiable event pursuant to this
Article VII, the party claiming indemnification (the "Indemnified Party") shall provide prompt notice to the party required to provide indemnification (the "Indemnifying Party"), specifying in detail the facts and circumstances with respect to such claim and the basis for which indemnification is available hereunder, PROVIDED, HOWEVER, that the failure to provide such notice shall only release the applicable Indemnifying Party from any of its obligations under this
Article VII to the extent such Indemnifying Party is prejudiced by such failure. If such event involves the claim of any third party and if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Damages that may result from such third party claim, the Indemnifying Party shall have the right to control the defense or settlement of such claim; provided, however, that (a) the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense, (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnified Party, (c) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, and shall assume all expense with respect to the defense or settlement of any claim to the extent such claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party, provided that the Indemnified Party shall provide written notice to the Indemnifying Party of its election to assume control over the defense of such claim pursuant to this Section 7.04(c),
(d) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party; PROVIDED, HOWEVER, that in no event shall the Indemnifying Party be liable for the expenses of more than one counsel in addition to local counsel and (e) if the Indemnifying Party is entitled but fails to assume control over the defense of a claim as provided in this Section 7.04, provided that the Damages associated with such claim are covered by the indemnity provisions of Section 7.01 or 7.02, the Indemnified Party shall have the right to defend such claim, provided, further, that the Indemnified Party shall obtain the prior written approval of the Indemnifying Party

(which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnifying Party.

         In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article VII, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

         SECTION 7.05 MISCELLANEOUS. The Sellers and the Buyer agree to treat all payments made by any of them to or for the benefit of the other (including any payments to the Company) under this Agreement and for any misrepresentations or breaches of warranties of covenants as adjustments to the Purchase Price or as capital contributions for tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis.


                                  ARTICLE VIII
                                  ------------

                                   TERMINATION
                                   -----------

         SECTION 8.01 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

         (a) By mutual written consent duly authorized by the Buyer and the Sellers;

         (b)      By the Buyer or the Sellers if:

                  (i) any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, provided that this Agreement shall not be terminated pursuant to this paragraph unless the party terminating this Agreement has utilized its reasonable best efforts to oppose the issuance of such order, decree or ruling or the taking of such action;

                  (ii) the Closing has not occurred on or prior to December 31, 1997 for any reason other than the breach of any provision of this Agreement by the party terminating this Agreement;

                  (iii) the other party breaches any of its representations, warranties or covenants attached hereto.

         (c)      By the Buyer if:

                  (i) Any of the conditions set forth in Article V hereof has not been satisfied on or before December 31, 1997 (December 19, 1997 in the case of the condition in Section 5.08) or shall have become incapable of fulfillment and shall not have been waived by the Buyer, for any reason other than a breach by the Buyer of any of its representations, warranties or agreements hereunder;

                  (ii) If in the Buyer's good faith judgment there is any inaccuracy in any representations or breach of any warranty contained therein, or any failure by any the Sellers to perform any commitment, covenant or condition contained in this Agreement, or there exists any error, misstatement or omission with regard to any of the Exhibits, Schedules or other documents referred to herein, or the Buyer in its sole judgment is not satisfied with the results of its investigation or the contents of any of the Exhibits, Schedules, information or other documents, or with the results of its examination of the business and condition (financial or otherwise) of the Company; or

         (d) By the Sellers if any of the conditions set forth in Article VI hereof have not been satisfied on or before December 31, 1997 or shall have become incapable of fulfillment and shall not have been waived by the Sellers, for any reason other than a breach by any Seller of any of its representations, warranties or agreements hereunder;

         Upon the occurrence of any of the events specified in this Section 8.01 (other than paragraph A hereof), written notice of such event shall forthwith be given to the other parties to this Agreement, whereupon this Agreement shall terminate.

         SECTION 8.02 EFFECT OF TERMINATION.

         (a) In the event of the termination and abandonment of this Agreement pursuant to Section 8.01, this Agreement, except for the provisions of Section 4.11, Section 4.16 and Articles VIII and X shall forthwith become void and be of no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

         (b) If either of the Sellers fails to fulfill its obligations hereunder for any reason not excused by an express provision of this Agreement, then the Buyer shall, in addition to any other remedies that it may have, have the right to bring an action in any court of competent jurisdiction to obtain specific performance of this Agreement, it being understood that the parties agree that failure of the Sellers to consummate the transactions contemplated hereunder or failure of the Sellers to perform any of their obligations contemplated by this Agreement (except for a failure excused by an express provision of this Agreement) would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer. The Sellers therefore waive all objections to the award of equitable relief for such failure.

         (c) If Buyer fails to fulfill its obligations hereunder for any reason not excused by an express provision of this Agreement, then the Sellers shall, in addition to any other remedies that they may have, have the right to bring an action in any court of competent jurisdiction to obtain specific performance of this Agreement, it being understood that the parties agree that failure of the Buyer to consummate the transactions contemplated hereunder or failure of the Buyer to perform of its obligations contemplated by this Agreement (except for a failure excused by an express provision of this Agreement) would cause irreparable injury to the Sellers and that money damages would not provide an adequate remedy to the Sellers. The Buyer therefore waives all objections to the award of equitable relief for such failure.


                                   ARTICLE IX
                                   ----------

                              ADDITIONAL AGREEMENTS
                              ---------------------

         SECTION 9.01 TAX MATTERS.

         (a) The Company shall cause to be prepared and timely filed, at its sole expense, all of its required tax returns for all periods up to and including the Closing Date. The Sellers shall be jointly and severally responsible for the payment of, and will indemnify, defend and hold the Buyer harmless against all taxes due or assessed which relate to (i) the operations of the Business for all periods up to and including the Closing Date and (ii) the transactions contemplated by this Agreement.

         (b) The Sellers and the Buyer will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any part of the Assets or the Business from the Buyer. The Sellers and the Buyer shall retain all returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Business, or with respect to the Assets, for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such returns. Any information obtained under this Section 9.02(b) shall be kept confidential except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

         (c) Neither the Sellers nor the Buyer shall file any return, or take a position with a Tax authority, that is inconsistent with the allocation of the Purchase Price set forth in Section 1.03, or that treats the transaction contemplated in this Agreement in a manner inconsistent with the terms of this Agreement.

         (d) The Company shall prepare and file any required Tax returns in connection with all sales, use, or transfer or similar Taxes incurred as a result of the sale of the Assets contemplated by this Agreement and shall pay the amount of such Taxes required to be remitted with such Tax returns. The Company shall provide the Buyer with copies of such returns and evidence of the payment of Taxes thereunder.

         SECTION 9.02 PAYMENT OF LIABILITIES. The Company and/or the Parent, as the case may be, shall promptly pay and satisfy in full or shall cause their affiliates to promptly pay and satisfy in full all of the Excluded Liabilities as they become due and payable.

         SECTION 9.03 BULK SALES LAWS. The Company shall take all actions necessary before and after the Closing Date to comply with the applicable bulk sales laws, and the Company shall provide the Buyer with reasonable documentation evidencing such compliance.

         SECTION 9.04 ACCOUNTS RECEIVABLE. The parties acknowledge that Buyer is not acquiring any of Seller's accounts receivable. Buyer agrees to cooperate with the Company in the Company's collection efforts of the Company's accounts receivable, provided that Buyer shall not be obligated to pay any sums or commence any legal action in connection with such assistance. Each party agrees to promptly remit to the other, in precisely the form received, with endorsement, if necessary, any and all payments received by such party that is actually due and owing to the other party, and any such sums erroneously paid by the customer to such party shall be held in trust for the other party. Each party agrees to furnish the other access to customer correspondence and other documents upon the reasonable request of such other party in order to verify the prompt remittance of all sums required to be remitted to the other party pursuant to this Section 9.04.

         SECTION 9.05 CONTACT WITH CUSTOMERS AND SUPPLIERS. In conducting the due diligence permitted under Section 5.08 hereof, Buyer shall not contact any customers or suppliers of the Company, without prior notice to Harry Prater, President of the King Adhesive division of the Company. All such contacts shall be coordinated with Mr. Prater and Mr. Prater shall provide all reasonable assistance that Buyer deems necessary to complete such aspect of its due diligence.


                                    ARTICLE X
                                    ---------

                                  MISCELLANEOUS
                                  -------------

         SECTION 10.01 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

         If to the Buyer:               TACC International Corporation
                                        Air Station Industrial Park
                                        Rockland, Massachusetts 02370
                                        Attn: Mr. Michael A. D'Amelio, President
                                        Fax: (781) 871-6727

         with a copy to:                Mintz, Levin, Cohn, Ferris,
                                        Glovsky and Popeo, P.C.
                                        One Financial Center
                                        Boston, MA  02111
                                        Attn: Steven P. Rosenthal, Esq.
                                        Fax: (617) 542-2241

         If to either of the Sellers:   American Chemical Company
                                        c/o Glas-Craft, Inc.
                                        5845 West 82nd Street
                                        Suite #102
                                        Indianapolis, IN 46278
                                        Attn: Dwight Goodman, Chairman
                                        Fax: (317) 875-5456

            with copies to:             Cohesant Technologies, Inc.
                                        1801 E. 9th St., Ste. 510
                                        Cleveland, OH 44114
                                        Attn: Morris Wheeler
                                        Fax: (216) 694-3545

                                               and

                                        Kahn, Kleinman, Yanowitz &
                                        Arnson Co., L.P.A.
                                        The Tower at Erieview, Suite 2600
                                        Cleveland, OH 44114-1824
                                        Attn: Michael A. Ellis, Esq.
                                        Fax: (216) 696-1009


All notices, requests, consents and other communications hereunder shall be deemed to have been (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

         SECTION 10.02 ENTIRE AGREEMENT. This Agreement together with the Exhibits and Schedules hereto and the other documents executed in connection herewith (together, the "Documents") embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including, without limitation, the Letter of Intent between the Buyer and the Company dated September 9, 1997, other than
Section 9 thereof (with respect to confidentiality). No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

         SECTION 10.03 MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

         SECTION 10.04 WAIVERS AND CONSENTS. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         SECTION 10.05 ASSIGNMENT. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Buyer may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or affiliates (in which event, representations and warranties relating to the Buyer and the opinion of counsel to be delivered by the Buyer shall be appropriately modified).

         SECTION 10.06 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

         SECTION 10.07 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

         SECTION 10.08 JURISDICTION AND SERVICE OF PROCESS. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself or himself and in respect of its or his property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it or he is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the party at its or his address set forth in Section 10.01 hereof and irrevocably waive any objection or defense that it or he may now or hereafter have to the sufficiency of any such service of process in any such action. Nothing in this Section 10.08 shall affect the rights of the parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

         SECTION 10.09 SEVERABILITY. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

         SECTION 10.10 INTERPRETATION. The parties hereto acknowledge and agree that: (i) each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and the documents referred to herein and have contributed to their revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

         SECTION 10.11 HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

         SECTION 10.12 ENFORCEMENT. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

         SECTION 10.13 RELIANCE. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

         SECTION 10.14 EXPENSES. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

         SECTION 10.15 SURVIVAL. The representations, warranties, covenants, agreements and indemnifications set forth or otherwise provided for in this Agreement shall survive the consummation of the transactions contemplated hereby and shall not be deemed waived or otherwise affected by any investigation made by or on behalf of any party hereto.

         SECTION 10.16 ANNOUNCEMENTS. Prior to the Closing, the parties hereto agree that there shall be no announcements, either publicly or internally, regarding the transactions contemplated herein unless the parties hereto consent in writing to the content, wording, timing and forum of such announcements.

         SECTION 10.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Buyer and the Sellers have executed this Agreement under seal as of the day and year first above written.

                                       TACC INTERNATIONAL CORPORATION


                                       By:
                                          --------------------------------------
                                             Michael A. D'Amelio, President


                                       AMERICAN CHEMICAL COMPANY


                                       By:
                                          --------------------------------------
                                             David A. Kennedy, President

                                       COHESANT TECHNOLOGIES, INC.


                                       By:
                                          --------------------------------------
                                             Dwight Goodman, President

                                    EXHIBITS
                                    --------

                                    SCHEDULES
                                    ---------